Exhibit 99.1

Additional Information

(As of April 3, 2007)

Valhi Holding Company ("VHC"), the Harold Simmons Foundation, Inc. (the

"Foundation"), TIMET Finance Management Company ("TFMC") and The Combined

Master Retirement Trust (the "CMRT") are the direct holders of 92.6%, 0.9%,

0.7% and 0.1%, respectively, of the common stock of the issuer, Valhi, Inc.

("Valhi").  Titanium Metals Corporation ("TIMET") is the sole stockholder of

TFMC.  VHC, Harold C. Simmons' spouse, the CMRT, Harold C. Simmons, NL

Industries, Inc.("NL"), Valhi and the Foundation are the holders of 26.9%,

11.7%, 8.5%, 4.0%,0.8%, 0.5% and 0.2% of the outstanding common stock of

TIMET.  NL's percentage ownership of TIMET common stock includes 0.3%

directly held by a subsidiary of NL.  Valhi and TFMC are the direct holders of 83.1% and 0.5%, respectively, of the outstanding common stock of NL.

Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the holder of

100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold

C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the

Trusts.  Mr. Simmons, however, disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

The Foundation directly holds approximately 0.9% of the outstanding Valhi common stock and 0.2% of the outstanding TIMET common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C.

Simmons is the chairman of the board of the Foundation and may be deemed to control the Foundation.

The CMRT directly holds approximately 0.1% of the outstanding shares of Valhi common stock and 8.5% of the outstanding TIMET common stock.  Contran sponsors the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt.  Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT.  Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

Mr. Harold C. Simmons is chairman of the board of Valhi, TIMET, VHC, Dixie

Rice and Contran.

By virtue of the offices held, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of, and a pecuniary interest in, shares of common stock directly held by certain of such other entities.  However, Mr. Simmons disclaims such beneficial ownership of, and such pecuniary interest in, such shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in the shares the CMRT holds directly.

The reporting person understands that NL and a subsidiary of NL directly own

3,522,967 shares and 1,186,200 shares, respectively, of Valhi common stock as of the date of this statement.  As already stated, Valhi is the direct holder of approximately 83.1% of the outstanding common stock of NL.  As a result of

Valhi's direct and indirect ownership of NL and its subsidiary, the reporting person further understands that, pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and its subsidiary own as treasury stock for voting purposes.  For the purposes of this statement, such shares of

Valhi common stock that NL and its subsidiary hold directly are not deemed outstanding.

Harold C. Simmons' spouse is the direct owner of 21,167,875 shares of TIMET common stock, 269,775 shares of NL common stock and 43,400 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims beneficial ownership of all securities that his spouse holds directly.

Mr. Harold C. Simmons is the direct owner of 7,174,239 shares of TIMET common stock, 879,600 shares of NL common stock and 3,383 shares of Valhi common stock.

A trust, of which Harold C. Simmons and his spouse are trustees and the beneficiaries are the grandchildren of his spouse, is the direct holder of

36,500 shares of Valhi common stock and 17,432 shares of TIMET common stock.

Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock the trust holds.  Mr.

Simmons disclaims beneficial ownership of any shares of Valhi common stock that this trust holds.